Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statement (Form F-3 No. 333-234125) of Star Bulk Carriers Corp.;
2.	Registration Statement (Form F-3 No. 333-232765) of Star Bulk Carriers Corp.;
3.	Registration Statement (Form F-3 No. 333-230687) of Star Bulk Carriers Corp.; and
4.	Registration Statement (Form S-8 No. 333-176922) of Star Bulk Carriers Corp.

of our report dated March 22, 2018 (except for the effects of the adoption of ASU 2016-18 described in Note 2 to the consolidated financial statements as of and for the year ended December 31, 2018, as to which the date is March 21, 2019), with respect to the consolidated financial statements of Star Bulk Carriers Corp. included in this Annual Report (Form 20-F) of Star Bulk Carriers Corp. for the year ended December 31, 2019.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.
Athens, Greece
March 27, 2020